Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact:	Kevin M. O’Connor President and Chief Executive Officer (631) 537-1001, ext. 7263

MATTHEW LINDENBAUM TO BE DIRECTOR NOMINEE OF BRIDGE BANCORP, INC.

AND

BNB BANK RECEIVES FEDERAL RESERVE MEMBERSHIP APPROVAL

(Bridgehampton, NY – December 15, 2017) Bridge Bancorp, Inc. (NASDAQ:BDGE), the parent company of The Bridgehampton National Bank (“BNB”), today announced that Matthew Lindenbaum, Principal of Basswood Capital Management, L.L.C., has been nominated by the Board of Directors to stand for election as a Director at the next annual meeting of shareholders in May 2018. Mr. Lindenbaum previously served as a Director of Community National Bank (“CNB”), acquired by BNB in June 2015. “Matthew has been a significant shareholder of the Company for several years and was offered a board position in connection with the CNB acquisition. While he declined at the time, the Board is pleased to announce his nomination for directorship today. His knowledge of our Company and considerable experience as both a director and investor in community banking make him an excellent Director candidate,” stated Kevin M. O’Connor, President and Chief Executive Officer.

The Company also announced that BNB received approval of its application with the Federal Reserve Bank of New York to remain a member of the Federal Reserve System. “We are excited to receive all regulatory approvals associated with our conversion to a New York chartered commercial bank and look forward to operating under our new name ‘BNB Bank’ in 2018 and beyond,” stated Mr. O’Connor.

About Bridge Bancorp, Inc.

Bridge Bancorp, Inc. is a bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank. Established in 1910, BNB, with assets of approximately $4.3 billion, operates 44 retail branch locations serving Long Island and the greater New York metropolitan area. In addition, the Bank operates one loan production office in Manhattan. Through its branch network and its electronic delivery channels, BNB provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through BNB's wholly owned subsidiary, Bridge Abstract. Bridge Financial Services, Inc. offers financial planning and investment consultation. For more information visit www.bridgenb.com.

BNB has a rich tradition of involvement in the community, supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.

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